Exhibit 4.2.1

CHESAPEAKE ENERGY CORPORATION

and

the Subsidiary Guarantors named herein

7.00% SENIOR NOTES DUE 2014

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY 31, 2005

THE BANK OF NEW YORK

as Trustee

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of January 31, 2005, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and The Bank of New York, as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors a party thereto and the Trustee entered into an Indenture, dated as of August 2, 2004, as supplemented prior to the date hereof(the “Indenture”), pursuant to which the Company has originally issued $300,000,000 in principal amount of 7.00% Senior Notes due 2014 (the “Notes”); and

WHEREAS, Section 9.01(3) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder to reflect: (a) the addition of any Subsidiary Guarantor, as provided for in the Indenture, and (b) the release of any Subsidiary Guarantor as provided for in the Indenture; and

WHEREAS, the Board of Directors of the Company has designated Chesapeake Land Company, L.L.C., as a Restricted Subsidiary of the Company and desires to add the entity as a Subsidiary Guarantor under the Indenture; and

WHEREAS, the Company has taken all actions required to effect the release, pursuant to Sections 10.02 and 10.04 of the Indenture, of Chesapeake BNR Corp., an Oklahoma corporation (“BNR”), Chesapeake Focus, L.L.C., an Oklahoma limited liability company (“Focus”), Chesapeake KNAN Acquisition, L.L.C., an Oklahoma limited liability company (“KNAN”), Chesapeake Mountain Front, L.L.C., an Oklahoma limited liability company (“Mountain Front”), Sap Acquisition, L.L.C., an Oklahoma limited liability company (“Sap”), Chesapeake LNG, L.P., an Oklahoma limited partnership (“LNG”), and Chesapeake Panhandle Limited Partnership, an Oklahoma limited partnership (“Panhandle”)as Subsidiary Guarantors;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Third Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Third Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Third Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. From this date, in accordance with Section 10.03 of the Indenture and by executing this Third Supplemental Indenture, Chesapeake Land Company, L.L.C., an Oklahoma limited liability company, is subject to the provisions of the Indenture as a Subsidiary Guarantor to the extent provided for in Article Ten thereunder.

ARTICLE 3

Section 3.01. As a result of the merger of BNR, Focus, KNAN, Mountain Front, Sap, LNG, and Panhandle, with and into Chesapeake Exploration Limited Partnership, an Oklahoma limited partnership (“CELP”), which constitutes a merger with a Subsidiary Guarantor under Section 10.02(a) of the Indenture, BNR, Focus, KNAN, Mountain Front, Sap, LNG, and Panhandle shall for all purposes be released as a Subsidiary Guarantors from all of their Guarantees and related obligations in the Indenture, pursuant to Section 10.04 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the names of BNR, Focus, KNAN, Mountain Front, Sap, LNG, and Panhandle; the signature of an Officer of each of BNR, Focus, KNAN, Mountain Front, and Sap; and the signature of an Officer of Chesapeake Operating, Inc. on behalf of LNG and Panhandle.

Section 3.02. As the surviving entity in its merger with BNR, Focus, KNAN, Mountain Front, Sap, LNG, and Panhandle and a Subsidiary Guarantor, CELP hereby agrees to assume all of the obligations of BNR, Focus, KNAN, Mountain Front, Sap, LNG, and Panhandle.

Article 4

Section 4.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 4.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Third Supplemental Indenture. This Third Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 4.03. The Company hereby notifies the Trustee that Chesapeake Land Company, L.L.C., has been designated by the Board of Directors of the Company as a Restricted Subsidiary (as that term is defined in the Indenture).

Section 4.04. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS THIRD SUPPLEMENTAL INDENTURE.

Section 4.05. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

/s/ Aubrey K. McClendon
Aubrey K. McClendon

Chief Executive Officer of the Company and of the Subsidiaries listed below:

Corporate Subsidiaries:

CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE PRH CORP.
CHESAPEAKE SOUTH TEXAS CORP.
NOMAC DRILLING CORPORATION
OXLEY PETROLEUM CO.

CHESAPEAKE OPERATING, INC.,
On behalf of itself and, as general partner, the following limited partnerships:

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
CHESAPEAKE LOUISIANA, L.P.
CHESPEAKE NFW, L.P.
CHESAPEAKE PERMIAN, L.P.
CHESAPEAKE SIGMA, L.P.
CHESAPEAKE-STAGHORN ACQUISITION, L.P.
CHESAPEAKE ZAPATA, L.P.

CHESAPEAKE ENERGY MARKETING, INC.,
On behalf of itself and, as general partner, the following limited partnerships:

MIDCON COMPRESSION, L.P.

Limited Liability Company Subsidiaries:

CARMEN ACQUISITION, L.L.C.
CHESAPEAKE ACQUISITION, L.L.C.
CHESAPEAKE ENO ACQUISITION, L.L.C.
CHESAPEAKE EP, L.L.C.
CHESAPEAKE LAND COMPANY, L.L.C.
CHESAPEAKE ORC, L.L.C.
CHESAPEAKE PERMIAN ACQUISITION, L.L.C.

CHESAPEAKE ROYALTY, L.L.C.
GOTHIC PRODUCTION, L.L.C.
JOHN C. OXLEY, L.L.C.
MC MINERAL COMPANY, L.L.C.
MAYFIELD PROCESSING, L.L.C.

TRUSTEE:

THE BANK OF NEW YORK, as successor to United States Trust Company of New York, as Trustee

By:	/s/ Steven D. Torgeson
Name:	Steven. D. Torgeson
Title:	Vice President